FACTSET

November 26, 2002

Dear Stockholder:

         You are cordially invited to attend the Fiscal 2002 Annual Meeting of Stockholders of FactSet Research Systems Inc., which will be held at our corporate headquarters at One Greenwich Plaza, Greenwich, CT 06830, on Thursday, January 9, 2003, at 10:00 a.m. Eastern Standard Time. I look forward to greeting you at the meeting.

         Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

         Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, I urge you to return promptly the enclosed proxy in the accompanying postage-paid envelope, vote using the Internet at http://www.eproxy.com/fds or vote by telephone by calling 1-800-435-6710.

         On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.

Sincerely,

/s/ Philip A. Hadley

Philip A. Hadley
Chairman of the Board and Chief Executive Officer

FACTSET RESEARCH SYSTEMS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
January 9, 2003
10:00 a.m. Eastern Standard Time

To Our Stockholders:

         The Annual Meeting of Stockholders of FactSet Research Systems Inc., a Delaware corporation (“FactSet” or the “Company”), will be held at FactSet’s corporate headquarters at One Greenwich Plaza, Greenwich, Connecticut 06830, on Thursday, January 9, 2003, at 10:00 a.m. Eastern Standard Time for the following purposes:

1. To elect three members of the Board of Directors for three-year terms and to elect one member of the Board of Directors for a two-year term.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2003.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

         These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on November 8, 2002 are entitled to notice of, and to vote at, this meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ernest S. Wong

Ernest S. Wong, Secretary

Greenwich, Connecticut
November 26, 2002

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience by returning the enclosed proxy card, voting by telephone at 1-800-435-6710 or by using the Internet at http://www.eproxy.com/fds. Internet and telephone voting is available 24 hours a day and will be accessible until 4:00 p.m., Eastern Standard Time, on January 8, 2003. Promptly using the Internet or telephone to vote or returning the enclosed proxy card will save us incremental expenses associated with additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed. Voting using the Internet or sending in your proxy will not prevent you from voting your shares in person by ballot at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

FACTSET RESEARCH SYSTEMS INC.
One Greenwich Plaza
Greenwich, Connecticut 06830

PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS
To Be Held January 9, 2003

         The Board of Directors of FactSet Research Systems Inc. (the “Company” or “FactSet”) delivers this Proxy Statement, form of proxy and voting instructions, which is first being mailed to FactSet’s stockholders on November 26, 2002, in connection with the solicitation of proxies and which will be voted at the Annual Meeting of Stockholders of FactSet (the “Meeting”). The Meeting will be held at 10:00 a.m. Eastern Standard Time on Thursday, January 9, 2003, at One Greenwich Plaza, Greenwich, Connecticut 06830, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         Your vote is important. Stockholders of record may vote their proxies by Internet, telephone or mail. Stockholders who execute proxies may revoke them at any time before they are exercised by written notice to the Secretary of the Company at or prior to the Meeting by timely delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. The cost of the solicitation of proxies will be borne by FactSet.

         The only outstanding voting security of FactSet is its Common Stock, $0.01 par value per share (the “Common Stock”). Stockholders of record at the close of business on November 8, 2002 will be entitled to vote at the Meeting on the basis of one vote for each share of Common Stock held. On November 8, 2002, there were 33,784,766 shares of Common Stock outstanding.

I. Director and Executive Officer Information

Information Regarding the Board of Directors and Related Committees

         The Board of Directors (the “Board”) and related Committees of the Company are served by:

         Scott A. Billeadeau, Director.   Mr. Billeadeau, age 41, is a Senior Vice President and Senior Portfolio Manager with Paladin Investment Associates, LLC (formerly Investment Advisers, Inc.). Prior to joining Paladin, Mr. Billeadeau managed all the small-cap and mid-cap assets for TradeStreet Investment Associates, the investment management subsidiary of Bank of America. Mr. Billeadeau began his career in 1985 with American Express Financial Advisers, previously IDS Financial Services, Inc., where he was a quantitative analyst. Mr. Billeadeau received a B.A. in Economics from Princeton University and is a CFA charterholder. Mr. Billeadeau is a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee and has served on the Board since January 2001. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2003.

         Michael F. DiChristina, President, Chief Operating Officer and Director.   Mr. DiChristina, age 40, joined FactSet in 1986 as a Software Engineer and held the position of Director of Software Engineering from 1990 to 1999. Prior to joining FactSet, Mr. DiChristina was a Software Engineer at Morgan Stanley & Co. Mr. DiChristina received a B.S. in Electrical Engineering from Massachusetts Institute of Technology. Mr. DiChristina has served on the Board since March 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2002. Mr. DiChristina is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2005.

         Philip A. Hadley, Chairman of the Board of Directors, Chief Executive Officer and Director.   Mr. Hadley, age 40, was named Chairman and Chief Executive Officer of FactSet on September 5, 2000. Mr. Hadley joined FactSet in 1985 as a Consultant. From 1986 to 1989, Mr. Hadley was our Vice President, Sales. From 1989 to 2000, Mr. Hadley was Senior Vice President and Director of Sales and Marketing with FactSet. Prior to joining the Company, Mr. Hadley was employed by Cargill Corporation. Mr. Hadley received a B.B.A. in Accounting from the University of Iowa and is a CFA charterholder. Mr. Hadley has served on the Board since September 2000. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2003.

         Joseph E. Laird, Jr., Director.    Mr. Laird, age 57, serves as Chairman and Chief Executive Officer of Laird Squared LLC, an investment banking company that he formed in January 1999, exclusively to serve the database information services industry. From 1989 to 1999, Mr. Laird was a Managing Director of Veronis, Suhler & Associates, a leading specialty merchant bank that serves the media and information industries. From 1982 to 1989, he was an institutional equity salesman and a senior securities analyst of database information services for Hambrecht & Quist. From 1975 to 1982, Mr. Laird was an institutional equity salesman and investment strategist for PaineWebber Mitchell Hutchins. Mr. Laird is also a director of The Advisory Board Company, which specializes in best practices research and analysis related to the management of companies in the health care industry. Mr. Laird is the Chairman of the Compensation Committee, a member of the Nominating and Corporate Goverance Committee and has served on the Board since 1993. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2004.

         James J. McGonigle, Director.   Mr. McGonigle, age 39, serves as a director and Chairman of the Board of The Corporate Executive Board Company, which specializes in providing to corporations best practices research and analysis focusing on corporate strategy, operations and general management issues. Mr. McGonigle has served as Chairman of the Board of The Corporate Executive Board Company since March 2001. From 1998 to March 2001, Mr. McGonigle served as the Chief Executive Officer and a director of The Corporate Executive Board Company. From 1995 to 1998, Mr. McGonigle served as the General Manager of the corporate division of The Advisory Board Company. Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company from 1990 to 1995. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School. Mr. McGonigle has served on the Board since May 2002. Mr. McGonigle is nominated for a two-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2004.

         John C. Mickle, Director.   Mr. Mickle, age 76, has been President of Sullivan, Morrissey & Mickle Capital Management Corporation since 1978. Mr. Mickle is an experienced investment advisor, having held prior positions with Shearson Hayden Stone, Inc.; UBS-DB Corporation; and Faulkner, Dawkins & Sullivan, Inc. Mr. Mickle is also a director of Mickelberry Communications Inc. Mr. Mickle is the Chairman of the Audit Committee, a member of the Nominating and Corporate Governance Committee and has served on the Board since November 1997. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2003.

         Walter F. Siebecker, Director.   Mr. Siebecker, age 61, serves as President of Burgess Consulting LLC. Mr. Siebecker was a managing director of the Depository Trust and Clearing Corporation (“DTC”). He joined the National Securities Clearing Corporation (’NSCC”), a subsidiary of DTC, in 1996 as a Managing Director in charge of the organization’s Annuity Processing Service. Mr. Siebecker’s background is in retail and institutional investment services in the domestic and global markets. Prior to joining NSCC, Mr. Siebecker was a consultant to the Trading Services Division at Lehman Brothers and spent 16 years at Salomon Smith Barney Inc., where he was responsible for the Operations Division as Executive Vice President and Chief Operations Officer. Mr. Siebecker is a member of the Audit Committee and has served on the Board since November 1997. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2002. Mr. Siebecker is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2005.

         Charles J. Snyder, Vice Chairman of the Board of Directors and Director.   Mr. Snyder, age 60, a co-founder of FactSet in 1978, retired as President and Chief Technology Officer of the Company on August 31, 1999. At that time he became Vice Chairman of the Board and agreed to continue as a consultant to FactSet’s engineering and technology groups. In conjunction with FactSet’s announcement of Howard Wille’s retirement as Chief Executive Officer of FactSet effective May 22, 2000, Mr. Snyder was named our interim Chief Executive Officer. Mr. Snyder acted as interim Chief Executive Officer of FactSet until September 5, 2000, at which time Philip A. Hadley was named Chairman and Chief Executive Officer. From 1964 to 1977, Mr. Snyder worked for Faulkner, Dawkins & Sullivan, Inc., eventually becoming Director of Computer Research, a position he retained with Shearson Hayden Stone, Inc. after its acquisition of Faulkner, Dawkins & Sullivan, Inc. in 1977. Mr. Snyder has been a Director of FactSet since its formation in 1978. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2004.

         Howard E. Wille, Director.   Mr. Wille, age 74, was a co-founder of FactSet in 1978 and held the position of Chief Executive Officer from that time until May 22, 2000, the date on which he retired from active employment with the Company. Mr. Wille continued to serve as the non-executive Chairman of the Board of FactSet until August 31, 2000. From 1966 to 1977, Mr. Wille was a Partner and Director of Research at Faulkner, Dawkins & Sullivan, Inc., a Wall Street investment firm, and held a managerial position with Shearson Hayden Stone, Inc. after its acquisition of Faulkner, Dawkins & Sullivan, Inc. in 1977. He was President and Chief Investment Officer of Piedmont Advisory Corporation from 1961 to 1966 and, prior to that time served as a securities analyst, investment manager and investment counselor for several firms. Mr. Wille has been a Director of FactSet since its formation in 1978. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2002. Mr. Wille is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2005.

Information Regarding the Board of Directors and its Committees

         The Company’s Board of Directors has three Committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. The Compensation Committee has two members, Messrs. Laird and Billeadeau. Its primary function is to assist the Board in fulfilling its oversight responsibilities to ensure officers and other key executives are compensated in accordance with FactSet's total compensation and organizational objectives. The Audit Committee has three members: Messrs. Billeadeau, Mickle and Siebecker. The Audit Committee assists the Board of Directors in fulfilling its oversight review of FactSet's financial reporting processes. Its primary responsibilities include meeting with financial management to review our system of internal controls, reviewing the external audit process as conducted by FactSet's independent auditors and reviewing the financial information provided to shareholders and other external parties. The Nominating and Corporate Governance Committee has three members: Messrs. Mickle, Billeadeau and Laird. In September 2002, Messrs. Hadley and Snyder resigned from the Nominating and Corporate Governance Committee and were replaced by Messrs. Mickle and Billeadeau by a vote of the Board. At the same meeting, the committee’s name, formerly the Nominating Committee, was changed to its current name to reflect its additional responsibilities. The Nominating and Corporate Governance Committee’s duties include reviewing the qualifications of candidates for nomination as Directors, making recommendations to the Board regarding prospective nominees to the Board and making recommendations to the Board regarding corporate governance issues.

         During fiscal 2002, the Board of Directors met eight times, the Compensation Committee met one time, the Audit Committee met six times and the Nominating Committee met three times. All directors attended at least 75% of the meetings of the Board and the meetings of the committees on which they served, with the exception of Mr. Wille. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written communications to FactSet’s Secretary.

         Philip A. Hadley and Michael F. DiChristina, as officers of FactSet during fiscal 2002, received no compensation for serving on the Board of Directors. Each director, with the exception of Mr. Hadley and Mr. DiChristina, receives an annual retainer of $20,000 in addition to 3,000 non-qualified stock options on the date of each annual meeting for his service on the Board. Also, Committee chairmen receive an annual fee of $2,500. The exercise price of each non-qualified stock option is the closing price of FactSet’s common shares on the date of grant. Each Director who is not an employee, upon election as a non-employee Director, received a one-time grant of options to purchase 10,000 shares of FactSet common stock. Non-qualified stock options granted to Directors vest ratably at 20% per year over five years upon the anniversary date of each grant and expire ten years from the date the options were granted. Each non-employee Director is entitled to one FactSet password at no charge. The password provides access to the FactSet system to allow Directors to use FactSet’s suite of products and services.

AUDIT COMMITTEE REPORT

         The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of our financial reporting and accounting systems and controls. The Board has adopted a written Audit Committee Charter, a copy of which was included as an appendix to the definitive proxy statement filed with the Securities and Exchange Commission in connection with the solicitation of proxies for the fiscal 2000 Annual Meeting. The Audit Committee has a direct line of communication with PricewaterhouseCoopers LLP, FactSet’s independent public auditors. The Audit Committee is composed entirely of independent directors as defined by the listing standards of the New York Stock Exchange.

         The responsibilities of the Audit Committee are set forth in its Charter. In fulfilling its responsibility, the Audit Committee discusses with our independent public auditors the overall scope and specific plans for their audit. The Audit Committee has reviewed FactSet’s audited financial statements for fiscal 2002 with management and with PricewaterhouseCoopers LLP. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting our financial statements. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP matters such as the quality (and acceptability) of FactSet’s accounting principles as applied in its financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received from PricewaterhouseCoopers LLP written disclosures concerning such auditors’ independence from FactSet and has discussed with PricewaterhouseCoopers LLP its independence, as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee recommends to the Board of Directors the selection of the independent public auditors.

         In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board that the audited financial statements for fiscal 2002 be included in our 2002 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        John C. Mickle, Chairman         Scott A. Billeadeau         Walter F. Siebecker

Independent Auditors

         PricewaterhouseCoopers LLP was the independent auditing firm of FactSet’s financial statements for fiscal 2002. Representatives of PricewaterhouseCoopers LLP will be at the Meeting to respond to appropriate questions and make a statement should they desire to do so. In addition to performing the audit services for fiscal 2002, we also retained PricewaterhouseCoopers LLP to perform other non-audit related services during the year. The aggregate fees billed by PricewaterhouseCoopers LLP in connection with services rendered for fiscal 2002 were as follows:

(1) Audit Fees - $110,000 for professional services rendered in connection with the audit of the fiscal 2002 financial statements and the reviews of the quarterly financial statements during said year.

(2) All Other Fees - $197,000 for other non-audit related services, which related primarily to tax return preparation services provided for the benefit of our U.S. employees located in foreign offices.

         The Audit Committee has considered whether the provision of the non-audit services listed as "All Other Fees" above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our Directors and Executive Officers to file reports of holdings and transactions in FactSet stock with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (“NYSE”). Based on our records and other information, we believe that for fiscal 2002, all reports for our Executive Officers, Directors and beneficial owners of more than 10% of FactSet’s Common Stock that were required to be filed pursuant to Section 16 of the Exchange Act were timely filed, except the inadvertent late filings as set forth below. Mr. Thomas filed a late Form 4 report regarding 60,000 shares of Common Stock, which were acquired through an exercise of stock options in September 2001. Mr. Frankenfield filed a late Form 4 regarding the disposition of 500 shares of Common Stock in January 2002.

Information Regarding Beneficial Ownership of Principal Shareholders, Directors and Management

The following table sets forth, as of November 8, 2002, certain information regarding the beneficial ownership of the Company’s Common Stock by (1) each person whom we know beneficially owns more than 5% of the outstanding shares of the Common Stock, (2) each Director and the named Executive Officers of the Company, and (3) all Directors and Executive Officers of the Company as a group.

	Beneficial Ownership
	of Common Stock	Percentage of
Name	at November 8, 2002	Common Stock (2)

Philip A. Hadley (1)(3)(16)	757,225	2.24%
Charles J. Snyder (1)(4)(16)	5,077,500	15.03
Howard E. Wille (1)(5)(16)	5,612,121	16.61
Michael F. DiChristina (1)(6)(16)	300,126	0.89
Michael D. Frankenfield (1)(7)(16)	145,936	**
Townsend Thomas (1)(8)(16)	328,654	0.97
Ernest S. Wong (1)(9)(16)	134,823	**
James J. McGonigle (1)	––	**
Scott A. Billeadeau (1)(10)	600	**
Joseph E. Laird, Jr. (1)(11)	10,300	**
John C. Mickle (1)(12)	29,800	**
Walter F. Siebecker (1)(13)	42,810	**
Kayne Anderson Rudnick Investment Management, LLC (14)	3,065,277	9.07
T. Rowe Price Associates,Inc. (15)	1,921,800	5.69
FactSet Research Systems Inc. Employee Stock Ownership Plan (1)(16)	1,217,134	3.60
All Directors and Executive Officers of the Company as a group (12 persons)(17)	12,439,895	36.41

(1)	The address for each of these beneficial owners is FactSet Research Systems Inc., One Greenwich Plaza, Greenwich, Connecticut 06830.

(2)	For each individual or group identified in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by that person or group as indicated above by the sum of the 33,784,766 shares of Common Stock outstanding at November 8, 2002, and the number of shares of Common Stock that such person or group had the right to purchase on or within 60 days of November 8, 2002, including, but not limited to, upon exercise of the options.

(3)	Includes outstanding options to purchase 75,001 shares, which were exercisable on or within 60 days of November 8, 2002.

(4)	Includes outstanding options to purchase 600 shares, which were exercisable on or within 60 days of November 8, 2002.

(5)	Includes outstanding options to purchase 600 shares, which were exercisable on or within 60 days of November 8, 2002. Adelaide P. McManus, Mr. Wille’s spouse, owns 302,753 shares of Common Stock. Mr. Wille disclaims beneficial ownership of such shares.

(6)	Includes options to purchase 78,834 shares, which were exercisable on or within 60 days of November 8, 2002.

(7)	Includes options to purchase 38,919 shares, which were exercisable on or within 60 days of November 8, 2002. Kelly Frankenfield, Mr. Frankenfield’s spouse, is employed by FactSet and owns 237 shares of Common Stock through her participation in the ESOP. Mr. Frankenfield disclaims beneficial ownership of such shares.

(8)	Includes options to purchase 44,334 shares, which were exercisable on or within 60 days of November 8, 2002.

(9)	Includes options to purchase 74,726 shares, which were exercisable on or within 60 days of November 8, 2002.

(10)	Includes options to purchase 600 shares, which were exercisable on or within 60 days of November 8, 2002.

(11)	Includes options to purchase 10,300 shares, which were exercisable on or within 60 days of November 8, 2002.

(12)	Includes options to purchase 29,800 shares, which were exercisable on or within 60 days of November 8, 2002.

(13)	Includes options to purchase 29,800 shares, which were exercisable on or within 60 days of November 8, 2002.

(14)	Number of shares beneficially owned by Kayne Anderson Rudnick Investment Management, LLC at September 30, 2002, as indicated by Form 13-F Holdings Report File Number 28-05792 filed with the Securities and Exchange Commission on November 13, 2002. The address for Kayne Anderson Rudnick Investment Management, LLC is 1800 Avenue of the Stars, Second Floor, Los Angeles, CA 90067.

(15)	Number of shares beneficially owned by T. Rowe Price Associates, Inc., at September 30, 2002, as indicated by Form 13-F Holdings Report File Number 28-115 filed with the Securities and Exchange Commission on November 13, 2002. The address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(16)	Shares reported for the ESOP exclude ESOP shares owned by Messrs. Snyder (100,826), Hadley (214,009), DiChristina (151,291), Thomas (167,792), Frankenfield (40,315), Wille (275) and Wong (3,208). Such shares are included in the number of Common shares beneficially owned by each named Executive Officer.

(17)	Includes options to purchase 383,514 shares, which were exercisable on or within 60 days of November 8, 2002.

** Percentage of Common Stock is less than 0.5%.

Information Regarding Named Executive Officer Compensation

         Cash Compensation.   The following table summarizes the compensation earned by FactSet’s named Executive Officers for the latest three fiscal years ended August 31, 2002.

Summary Compensation Table				Securities
				Underlying
	Fiscal	Annual Compensation		Options/SAR	All Other
Name and Principal Position	Year	Salary	Bonus	Grants (1)	Compensation (2)

Philip A. Hadley	2002	261,540	375,000	20,000	19,606
Chairman and	2001	342,318	275,000	100,000	15,583
Chief Executive Officer	2000	259,615	258,975	15,000	8,513

Michael F. DiChristina	2002	261,540	375,000	20,000	14,951
President and	2001	346,166	275,000	50,000	16,123
Chief Operating Officer	2000	311,549	280,771	70,000	8,513

Michael D. Frankenfield	2002	233,656	236,250	20,000	17,764
Senior Vice President and	2001	296,166	175,000	25,000	9,273
Director of Sales and Marketing	2000	259,616	158,975	15,000	8,513

Townsend Thomas	2002	221,636	130,625	15,000	9,199
Senior Vice President and	2001	296,166	150,000	20,000	9,273
Chief Technology Officer	2000	259,616	217,308	15,000	8,513

Ernest S. Wong	2002	233,656	195,000	15,000	17,916
Senior Vice President,	2001	298,087	175,000	20,000	18,948
Chief Financial Officer,	2000	271,155	227,564	20,000	8,513
Treasurer and Secretary

(1)	Represents option grants made to named Executive Officers in respect of FactSet’s and those respective officers’ individual performances for the previous fiscal year. Option grants related to fiscal 2001 performance were granted on October 23, 2001, and are included in fiscal 2002 compensation. Option grants related to fiscal 2000 performance, with the exception of Mr. Hadley’s grant of 100,000 options, were granted on November 13, 2000, and are included in fiscal 2001 compensation. Upon being named Chief Executive Officer and Chairman of the Board, Mr. Hadley received 100,000 options to purchase FactSet Common Stock on September 5, 2000, which is included in Mr. Hadley’s fiscal 2001 compensation. Option grants related to fiscal 1999 performance, with the exception of Mr. DiChristina’s 70,000 options, were granted on March 13, 2000. Upon being named President and Chief Operating Officer, Mr. DiChristina was granted 70,000 options to purchase FactSet Common Stock on November 10, 1999.

(2)	Represents annual employer contributions to the named Executive Officers’ ESOP accounts for all years presented for Messrs. Hadley, DiChristina, Frankenfield, Thomas and Wong for $9,101; $9,273; and $8,513 for fiscal years 2002, 2001 and 2000, respectively. Fiscal 2002 amounts include $10,505; $5,850; $8,663; and $8,815, respectively, for use of Company automobiles by Messrs. Hadley, DiChristina, Frankenfield and Wong. Fiscal 2001 amounts include $6,310; $6,850; and $9,675, respectively, for use of Company automobiles by Messrs. Hadley, DiChristina and Wong.

Compensation Pursuant to Stock Options

         Stock Option Grants in the Last Fiscal Year.   During fiscal 2002, Messrs. Hadley, DiChristina, Thomas, Frankenfield and Wong were granted stock options to purchase 20,000, 20,000, 15,000, 20,000 and 15,000 shares of FactSet’s Common Stock, respectively. The options expire ten years from the date of grant and vest at a rate of 20% per year beginning one year after the grant date. The option exercise price was the fair value of FactSet’s stock on the grant date. No other stock option grants were made to the named Executive Officers in fiscal 2002.

		% of Total
	Number of Securities	Options/SARs Granted			Grant Date	(1)
	Underlying Options/	to Employees in	Exercise or	Expiration	Fair
	SARs Granted	Fiscal 2002	Base Price	Date	Value
Name	(#)	(%)	($/sh)		($)

Philip A. Hadley	20,000	2.1	$26.35	10/22/2011	$ 223,200
Michael F. DiChristina	20,000	2.1	$26.35	10/22/2011	223,200
Michael D. Frankenfield	20,000	2.1	$26.35	10/22/2011	223,200
Townsend Thomas	15,000	1.6	$26.35	10/22/2011	167,400
Ernest S. Wong	15,000	1.6	$26.35	10/22/2011	167,400

(1)	The fair value of the option grant is estimated using the Black-Scholes option-pricing model. Assumptions used by the model were a risk-free interest rate of 3.66%, an expected option life of four years, expected volatility of 52% and a dividend yield of 0.6%.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values

         The following table provides information on stock option exercises in fiscal 2002 by the named Executive Officers and the value of such officers’ unexercised stock options at August 31, 2002.

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying Unexercised		In-the-Money Options/SARs
	On Exercise	Realized	Options/SARs at Fiscal Year-End		at Fiscal Year-End ($) (2)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Philip A. Hadley	––	––	65,334	103,166	$ 197,930	$ 109,745
M. DiChristina	––	––	75,501	106,999	331,130	109,745
M. Frankenfield	––	––	37,252	57,748	242,636	109,739
Townsend Thomas	60,000	1,385,400	43,001	49,499	331,130	109,745
Ernest S. Wong	30,000	932,399	73,393	52,497	874,330	109,739

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2)	Based upon the market price of $24.80 per share, which was the closing selling price per share of Common Stock on the New York Stock Exchange on the last day of FactSet’s 2002 fiscal year, less the option exercise price payable per share.

Report on Executive Compensation

         The Compensation Committee (the “Committee”) is responsible for administering FactSet’s executive compensation policies and practices. The Committee is composed solely of outside directors and reports regularly to the Board. Outside directors are not eligible to participate in any of the plans or programs it administers. In fiscal 2002, the Committee reviewed cash compensation for the Chairman and the Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Chief Technology Officer and the Director of Sales and Marketing. The Committee also reviews and approves the aggregate number of options granted to employees to purchase Common Stock of FactSet.

         In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. Compensation for the named Executive Officers and other key management positions is designed to:

1.	Attract, retain and motivate key personnel.

2.	Be competitive with compensation offered for similar positions by other companies in the technology and financial services industries.

3.	Tie a meaningful portion of compensation to our operating and financial performance through annual bonuses.

4.	Link the financial interests of key employees and FactSet's stockholders via stock-based incentives.

         Overall, we aim to deliver above-average compensation contingent on achievement of superior levels of Company and individual performance. Compensation is delivered through three major components, as described below:

         Base Salary.   Base salaries have been established according to the experience and qualifications of the individual executives. Generally, base salaries are intended to be sufficiently competitive to attract and retain key employees. In fiscal 2002, the base salary for Mr. Hadley was $261,540.

         Annual Bonus.   Annual bonuses have been determined on a discretionary basis considering a number of factors including FactSet’s profitability, revenue growth, achievement of strategic and department goals, individual performances and competitive market practices. In the normal course of business, the Committee determines the bonuses for the named Executive Officers based on our operational and financial performance and competitive total compensation levels are determined by an independent compensation consulting firm. In considering competitiveness, the Committee reviewed the compensation levels for a sample of industry sector companies of similar size and financial performance to FactSet. This group is a more comparable set of companies than those included in the NASDAQ Computer Index used for the performance graph below.

         Stock Options.   Stock options are intended to align incentives with long-term stock performance and act as a motivational and retention tool. Stock option grants were made in fiscal 2002 to selected key employees based on individual contribution and potential.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named Executive Officers. As such, compensation paid in fiscal 2002 by FactSet is fully tax-deductible. The tax deductibility of compensation for the named Executive Officers will be preserved as long as such actions are consistent with the Committee’s compensation policies and objectives and are in the best interests of the Company and its stockholders.

         The Committee believes that the fiscal 2002 compensation of the named Executive Officers was aligned with FactSet’s performance and returns to shareholders and provided a balanced mix between base pay and incentive compensation.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                 Joseph E. Laird, Jr., Chairman                          Scott A. Billeadeau

Employment Agreements

         FactSet has an agreement dated May 8, 1996, with Ernest S. Wong relating to the terms of his employment. Under the agreement, in the event Mr. Wong is terminated by us at any time for reasons other than good cause, as set forth in the agreement, we will continue to pay his base salary and standard employee benefits for 12 months following the date of such termination. In the event Mr. Wong is terminated for any reason within one year following a change in control of the Company, as defined in the agreement, Mr. Wong will be entitled to continue receiving his base salary and standard employee benefits for two years from the date of such termination. At the end of fiscal 2001, we did not have employment agreements with Messrs. Hadley, DiChristina, Frankenfield or Thomas.

         On May 22, 2000, Mr. Wille, our former Chairman and Chief Executive Officer, announced his desire to retire as Chief Executive Officer of FactSet and from active employment with the Company. At that time, FactSet and Mr. Wille entered into a Retirement Agreement. In accordance with the Retirement Agreement, for a period of thirty-six months after August 31, 2000, FactSet must provide Mr. Wille (and his spouse and dependents, if applicable) medical and dental benefits substantially the same as the benefits Mr. Wille received during his tenure as Chairman and Chief Executive Officer. Also, under the Retirement Agreement, Mr. Wille has agreed that he will not engage in certain activities in competition with us, including directly or indirectly owning, managing, operating, joining, controlling, working for or consulting for, any business that is similar to or competes with us for a period of two years after August 31, 2000.

Performance Graph Omitted

         Performance Graph.   Comparison of cumulative total return among FactSet, the S&P 500 Index, and the NASDAQ Computer Index.

			NASDAQ
	FactSet	S&P 500	Computer Index

August 29, 1997	100	100	100
August 31, 1998	118	108	104
August 31, 1999	254	151	217
August 31, 2000	377	176	368
August 31, 2001	280	133	124
August 30, 2002	276	109	89

At August 31, 2002, the price per common share was $24.80. At fiscal year-end 2001, 2000, 1999, 1998 and 1997, the price per common share was $25.35, $34.19, $23.16, $10.75 and $9.15, respectively. All share prices give retroactive effect to the 2-for-1 stock split that occurred on February 4, 2000 and the 3-for-2 stock split that occurred on February 5, 1999. The stock performance graph assumes an investment of $100 on August 29, 1997 in FactSet Common Stock and an investment of $100 at that time in both the S&P 500 Index and the NASDAQ Computer Index. This performance graph assumes reinvestment of dividends for FactSet Common Stock and the S&P 500 Index only.

II. Matters Requiring Shareholder Vote

1. Election of Directors

         Shareholders will elect four Directors at the Annual Meeting of Stockholders. Each Director will hold office for a term not exceeding three years or until a successor is elected and qualified. Your proxy will be voted in favor of the following persons to serve as directors, unless you indicate to the contrary on the proxy.

         Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board to fill any vacancy. The Board requests that you vote for the following nominees to serve a three-year term expiring in concurrence with the Annual Meeting of Stockholders for fiscal year 2005:

         Michael F. DiChristina.   Refer to page 1 for Mr. DiChristina’s biography and pages 6 through 9 for information about Mr. DiChristina’s stock ownership and compensation.

         Walter F. Siebecker.   Refer to page 2 for Mr. Siebecker’s biography and pages 4, 6 and 7 for information about Mr. Siebecker’s stock ownership and compensation.

         Howard E. Wille.   Refer to page 3 for Mr. Wille’s biography and pages 4, 6 and 7 for information about Mr. Wille’s stock ownership and compensation.

         The Board requests that you vote for the following nominee to serve a two-year term expiring in concurrence with the Annual Meeting of Stockholders for fiscal 2004:

         James J. McGonigle.   Refer to page 2 for Mr. McGonigle’s biography and pages 4, 6 and 7 for information about Mr. McGonigle’s stock ownership and compensation.

2. Ratification of the Selection of Independent Public Accountants

         The Board requests that you ratify its selection of PricewaterhouseCoopers LLP as independent auditors for FactSet for fiscal 2003. If you do not ratify the selection of PricewaterhouseCoopers LLP, the Board will select another firm of independent auditors.

         Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will have an opportunity to make a statement. They will also be available to respond to appropriate questions.

III. Solicitation of Proxies

         The Board solicits the proxy accompanying this Proxy Statement. Officers, directors and regular supervisory and executive employees of FactSet, none of whom will receive any additional compensation for their services, may solicit proxies. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. FactSet will reimburse persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. FactSet will pay all of the costs of solicitation of proxies, estimated at approximately $40,000 for the printing and distribution of the proxies, which are mailed along with our annual report.

         If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding”, reduces multiple mailings to your household and also reduces our printing and postage costs. However, if you wish to receive additional copies of our Proxy Statement or Annual Report, please contact our Investor Relations Department at 203-863-1500 or write to that department at our corporate headquarters address. If you hold your shares through a bank, broker or other holder of record, you can request householding by contacting the holder of record.

IV. Vote Tabulation

         Vote Required.   Under the Delaware General Corporation Law, the election of FactSet’s Directors requires a plurality of the votes represented in person or by proxy at the Meeting and the ratification of the selection of independent public auditors requires that the votes in favor exceed the votes against. Mellon Investor Services will tabulate votes cast by proxy or in person at the Meeting.

         Effect of an Abstention and Broker Non-Votes.   If you abstain from voting on any or all proposals you will be included in the number of stockholders present at the Meeting for the purposes of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies at their own discretion.

V. Proposals of Stockholders

         Proposals of stockholders intended to be presented at the fiscal year 2003 Annual Meeting of Stockholders must be received by us, attention of Mr. Ernest S. Wong, FactSet’s Secretary, at our principal executive offices, no later than August 1, 2003, to be included in our fiscal year 2003 Proxy Statement.

VI. Other Matters

         The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any other business, which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

/s/  Ernest S. Wong

Ernest S. Wong
Secretary
Greenwich, Connecticut, November 26, 2002

A COPY OF THE COMPANY’S FORM 10-K REPORT FOR FISCAL 2002, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED OVER THE INTERNET AT WWW.FACTSET.COM OR BY CONTACTING:

INVESTOR RELATIONS
FACTSET RESEARCH SYSTEMS INC.
ONE GREENWICH PLAZA
GREENWICH, CONNECTICUT 06830
203.863.1500

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOUR NOMINEES AND FOR PROPOSAL 2.	Please mark your votes as indicated in this example	|X|

	FOR	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN
TO ELECT FOUR (4) MEMBERS TO THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.	|_|	|_|	2.	TO RATIFY THE SELECTION OF PRICEWATER- HOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS FOR FISCAL 2003.	|_|	|_|	|_|
Nominees:	01 Michael F. DiChristina 02 James J. McGonigle 03 Walter F. Siebecker 04 Howard E. Wille			TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING.
Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)				By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, NJ 07660 and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.			|_|

Signature _________________________________	Signature _________________________________	Date __________________
Please sign exactly as your name appears on this card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’;s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4 p.m. Eastern Standard Time on January 8, 2003.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/fds Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Telephone
1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IF you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

FactSet Research Systems Inc.

FACTSET RESEARCH SYSTEMS INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JANUARY 9, 2003 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.

       You hereby appoint the Secretary of FactSet Research Systems Inc. with full power of substitution, as your attorneys and proxies to vote the shares of Common Stock of FactSet Research Systems Inc., which you are entitled to vote at the Annual Meeting of stockholders of the Company to be held at One Greenwich Plaza, Greenwich, Connecticut 06830, on January 9, 2003, and at any adjournments and postponements of the Annual Meeting, with all the power you would possess if personally present, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner you direct in this proxy. If you make no direction, this proxy will be voted FOR the election of the four nominees listed in proposal 1 and FOR proposal 2. You authorize the proxy holders, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

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